NEWS RELEASE

PARK PLACE ENERGY INC.

Park Place Energy Announces Filing of Preliminary Canadian Prospectus, and Appointment of Independent Director

Vancouver, British Columbia, January 15, 2019 - Park Place Energy Inc. (OTC: PKPL) (“we”, “us”, “our”, the “Company”) is pleased to announce that, on January 10, 2019, we filed a preliminary non-offering prospectus with the British Columbia Securities Commission (“BCSC”). The prospectus is being filed in accordance with the provisions of Canadian National Instrument 41-101 – General Prospectus Requirements to qualify the distribution of our common shares in Canada. No new securities are being offered. Concurrently with the filing, the Company is making an application to list our common shares on the Canadian Securities Exchange (“CSE”).

Final acceptance of the prospectus and the listing will be subject to the review and approval of the BCSC and the CSE, respectively. The Company believes that, if successful, listing on the CSE will offer greater visibility and liquidity to shareholders, while enabling the Company to discuss growth opportunities with a wide range of Canadian based institutions specializing in the microcap resource sector. If listed on the CSE, the Company’s shares will also qualify for tax protection under certain Canadian retirement accounts for which they are not presently eligible, potentially increasing the pool of potential new investors.

The Company can give no assurances that its listing application will be successful or that, if it is successful, that any material increase in liquidity will result.

In connection with our potential listing, the Company is pleased to announce the appointment of Dr. Barry Wood as a director of the Company, effective December 31, 2018. Dr. Wood has over 45 years’ experience in the upstream oil and gas industry, having spent the core of his career with Shell Canada and Marathon International Oil Company. With Marathon he directed asset evaluations across Southeast Asia and the Afro/Arabian regions, and drilling campaigns in Egypt and Syria for over 16 years. In 1998 he founded PetroQuest International SA a private exploration and advisory firm which he led to new exploration fairways in Tanzania, Syria and Egypt through the application of his research in reservoir formation. Since 2008, his experience has also included senior advisory positions with companies such as Dana Gas, NPC (Egypt), Sea Dragon (Egypt), and Maurel et Prom (Tanzania), among others, in establishing new offices, reviewing and recommending new opportunities, preparing contracts and managing geological and geophysical programs. Dr. Wood holds a D. Phil from Oxford University and is a member of the Geological Society of London, The Petroleum Exploration Society of Great Britain, and the American Association of Petroleum Geologists.

About the Company

Park Place has several interests oil and gas assets in Turkey and Bulgaria. In Turkey, these include an 18% interest in the Cendere oil field, a 49% interest in the SASB offshore gas field, a 100% interest in 42,833 hectares of exploration blocks (Derecik Exploration Licences) covering the northern extension of the prolific Iraq/Kurdistan Zagros Basin, and the Vranino 1-11 block, Bulgaria, a prospective unconventional natural gas property.

Contact

Park Place Energy Inc. is an energy company engaged in oil and natural gas exploration and production. For further information, please see our website: www.parkplaceenergy.com or email us: contact@parkplaceenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on current expectations, estimates, and projections about the Company’s business and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to publicly revise or update any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s prospectus listing on the Canadian Securities Exchange, the potential impact on the market for its securities, expansion and business strategies, anticipated growth opportunities, and the amount of fundraising necessary to achieve the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. These factors include unforeseen securities regulatory challenges, operational and geological risks, the ability of the Company to raise necessary funds for exploration; the fact that the Company does not operate all its properties; changes in law or governmental regulations, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; the cost of extracting gas and oil may be too costly so that it is uneconomic and not profitable to do so and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.